Exhibit 10.1

April 1, 2022

Dear Kevin:
As you know, Masimo Corporation (the “Company” or “Masimo”) has entered into an Agreement and Plan of Merger with Viper Holdings Corporation (“Sound United”) and certain other parties, pursuant to which Sound United will become a wholly-owned subsidiary of Masimo (the “Acquisition”). Masimo and its subsidiaries, including Sound United and its subsidiaries following the closing of the Acquisition (the “Closing”), are referred to herein as the “Masimo Group.”
It is with great pleasure that we extend this conditional offer to continue employment with the Masimo Group as President, Consumer. Following the Closing, you will report to Joe Kiani, Chief Executive Officer of Masimo Corporation. If you accept this offer, the offer letter will become effective as of the Closing. Please note that in the event that the Closing does not occur, this offer letter will be of no further force or effect.
The following is a summary of your compensation package:

Annual Salary:	Your salary will be $600,000 per year.

Annual Bonus:	You will be eligible to receive a target annual bonus of up to 100% of your salary and may earn an annual bonus of up to 200% of your salary based on attaining certain performance metrics, subject to terms and conditions the Company’s executive bonus plan.

Retention Bonus:	You will be eligible to receive a retention bonus of $400,000 if you continue to be employed by the Masimo Group through the first anniversary of the Closing. In the event your employment with the Masimo Group is terminated by you for any reason or by us with cause, prior to the first anniversary of the Closing, the retention bonus will be forfeited.

Benefits:	You will initially continue to participate in the benefit plans of Sound United and its subsidiaries, subject to the terms, conditions, and limitations contained in the applicable plans, as they may be amended from time to time, except that if you currently participate in the DEI Holdings, Inc. 401(k) Plan, your participation will be transitioned to the Masimo Retirement Savings Plan.

Equity Award:	You will be eligible to receive an award of Restricted Stock Units (“RSUs”) with a grant date value of approximately $2,640,000 subject to the terms of the Masimo Corporation 2017 Equity Incentive Plan (the “Plan”) and the Restricted Stock Unit Award Agreement (the “RSU Award Agreement”). This RSU award will vest over a 5-year period, subject to your continued employment with the Masimo Group, with twenty percent (20%) vesting on the one year anniversary of the vesting commencement date (which will be set forth in your Award Agreement), and an additional twenty percent (20%) vesting on each subsequent one year anniversary of the vesting commencement date. You will be receiving additional information directly from our equity compensation plan services provider, Charles Schwab & Co., Inc. (“Schwab”) with instructions for setting up your Schwab account and viewing and accepting your Award Agreement and RSU award online. In addition, you will be eligible to receive an award of Performance Stock Units (“PSUs”) with a grant date value of approximately $7,920,000, subject to the terms of the Plan and the Performance Stock Unit Award Agreement (the “PSU Agreement”). The vesting of this PSU award is subject to Sound United achieving certain cumulative net revenue and adjusted EBITDA goals during the three years ended December 28, 2024. These goals will be detailed in the PSU Agreement, which will be delivered to you promptly following the Closing.

All compensation payable pursuant to this offer letter will be subject to the withholding of all applicable taxes and deductions required by law.
This offer is contingent upon you signing and returning the Masimo Employee Confidentiality Agreement and the acknowledgement regarding the Masimo Corporation Code of Business Conduct and Ethics, each of which is enclosed with this letter. Also enclosed is a Mutual Agreement to Arbitrate Claims, which we encourage but do not require you to sign as a condition of your employment. You are encouraged to discuss these documents with your own advisor to the extent you desire.
Employment with the Masimo Group is “at will” and not for a specific term, meaning that there is no express or implied agreement between the Masimo Group and you for continued or long-term employment, and either you or the Masimo Group may terminate the employment relationship at any time, with or without notice and with or without cause. In addition, the Masimo Group may change the terms and conditions of your employment with or without notice and with or without cause, subject to your employment agreement described below. The “at-will” nature of your employment cannot be modified except in writing signed by both you and an officer of the Company.
This letter sets forth the material terms of our offer of employment. However, this letter is not intended to supersede the Indemnification Agreement between you and Sound United or the Fifth Amended and Restated Employment Agreement between you and DEI Holdings, Inc. dated as of November 30, 2017, which will continue in force following the Closing; provided, however, that you hereby agree that your employment with the Masimo Group pursuant to the terms of this offer letter shall not constitute “Good Reason” for purposes of such agreement.
Please confirm your acceptance of this offer and agreement to its terms by signing this letter and the enclosures and returning each signed document to the Human Resources department.
If you have any questions, please feel free to contact me.
We look forward to you joining our Team.
Sincerely,

/s/ TRACY MILLER
Tracy Miller
Vice President, Human Resources

I acknowledge receipt of this offer and agree to its terms:

/s/ KEVIN DUFFY	/s/ APRIL 2, 2022
Kevin Duffy	Date

Enclosures:
Masimo Employee Confidentiality Agreement
Masimo Corporation Code of Business Conduct and Ethics
Mutual Agreement to Arbitrate Claims